As filed with the Securities and Exchange Commission on December 19, 2003
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

CATERPILLAR INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware (State of Incorporation)	37-0602744 (IRS Employer Identification No.)
100 NE Adams Street Peoria, Illinois 61629 (309) 675-1000 (Address of Principal Executive Offices)

Caterpillar 401(k) Plan
(Full Title of the Plan)

JAMES B. BUDA
Vice President, Secretary and General Counsel
Caterpillar, Inc.
100 NE Adams Street
Peoria, IL 61629-7310
(309) 675-4429
(Name, Address and Telephone Number, Including Area Code, of Agent for Service)

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock par value $1.00	5,000,000(1)	$77.87(2)	$389,350,000	$31,498.42

(1) Pursuant to Rule 416(c) under the Securities Act of 1933, as amended (the "Securities Act"), the amount being registered also includes an indeterminate number of interests to be offered or sold pursuant to the Caterpillar 401(k) Plan (the "Plan").

(2) Estimated solely for the purposes of calculating the registration fee, computed pursuant to Rules 457(c) and (h) under the Securities Act on the basis of the average of the high and low sales prices of a share of Caterpillar Inc. Common Stock, as reported on the New York Stock Exchange - Composite Transactions System on December 12, 2003. Associated with the Common Stock are preferred stock purchase rights that will not be exercisable or evidenced separately from the Common Stock prior to the occurrence of certain events.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.*

Item 2. Registrant Information and Employee Plan Annual Information.*

*As permitted by Rule 428 under the Securities Act, this Registration Statement omits the information specified in Part I of Form S-8. The documents containing the information specified in Part I will be delivered to Plan participants as required by Rule 428(b). Such documents are not being filed with the Securities and Exchange Commission (the "Commission") as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424(b) under the Securities Act.

PART II
INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents have been filed by Caterpillar Inc. ("Caterpillar," the "Registrant" or the "Company") with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act") and are hereby incorporated by reference in this Registration Statement:

(a) Caterpillar's Annual Report on Form 10-K (File No. 1-768) for the fiscal year ended December 31, 2002, originally filed with the Commission on March 31, 2003, and subsequently amended on Form 10-K/A, filed with the Commission on May 29, 2003 and on Form 10-K/A, filed with the Commission on July 17, 2003;

(b) All other reports filed pursuant to Sections 13(a) and 15(d) of the Exchange Act since the fiscal year ended December 31, 2002; and

(c) The description of Caterpillar's Common Stock contained in Form S-3, filed with the Commission on May 6, 1991 (Registration No. 33-40393), including any amendment or report filed with the Commission for the purpose of updating such description.

(d) The description of the Company's Preferred Stock Purchase Rights contained in Form S-3 filed on May 6, 1991 (Registration No. 33-40393), including any amendment or report filed with the Commission for the purpose of updating such description.

In addition, all documents subsequently filed by the Company or the Plan with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein (or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein) modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 145 of the General Corporation Law of Delaware authorizes the Company to indemnify its directors and officers under specified circumstances. Article V of the Company's Bylaws provides in effect that the Company shall provide certain indemnification to such persons. Article Ninth of the Company's Restated Certificate of Incorporation provides that a director shall not be liable to the Company or its stockholders for any breach of fiduciary duty except in certain circumstances. The Company has purchased directors' and officers' liability insurance in the amounts and subject to the conditions set forth in such policies.

Item 7. Exemption From Registration Claimed.

Not applicable.

Item 8. Exhibits.

The following is a complete list of exhibits filed as a part of this Registration Statement:

Exhibit No.	Description
4.1	Caterpillar 401(k) Plan
4.2	Amendment to Caterpillar 401(k) Plan
23.1	Consent of PricewaterhouseCoopers LLP

Item 9. Undertakings

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; or

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that if the information required to be included in a post-effective amendment by paragraphs (1)(i) and (ii) above is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement, paragraphs (1)(i) and (ii) shall not apply.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 6 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Caterpillar Inc. certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Peoria, and the State of Illinois.

CATERPILLAR INC. (Registrant)
December 10, 2003	By:	/s/ James B. Buda
James B. Buda, Secretary

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

December 10, 2003	/s/ Glen A. Barton	Chairman of the Board, Director and Chief Executive Officer

December 10, 2003	/s/ Vito H. Baumgartner	Group President

December 10, 2003	/s/ Douglas R. Oberhelman	Group President

December 10, 2003	/s/ James W. Owens	Group President

December 10, 2003	/s/ Gerald L. Shaheen	Group President

Page 5
December 10, 2003	/s/ Richard L. Thompson	Group President

December 10, 2003	/s/ F. Lynn McPheeters	Vice President and Chief Financial Officer and on behalf of the Plan

December 10, 2003	/s/ David B. Burritt	Controller and Chief Accounting Officer

December 10, 2003	/s/ W. Frank Blount	Director

December 10, 2003	/s/ John R. Brazil	Director

December 10, 2003	/s/ John T. Dillon	Director

December 10, 2003	/s/ Eugene V. Fife	Director

December 10, 2003	/s/ Gail D. Fosler	Director

December 10, 2003	/s/ Juan Gallardo	Director

December 10, 2003	/s/ David R. Goode	Director

December 10, 2003	/s/ Peter A. Magowan	Director

December 10, 2003	/s/ William A. Osborn	Director

December 10, 2003	/s/ Gordon R. Parker	Director

December 10, 2003	/s/ Charles D. Powell	Director

December 10, 2003	/s/ Edward B. Rust, Jr.	Director

December 10, 2003	/s/ Joshua I. Smith	Director

Exhibit Index
Exhibit No.	Description
4.1	Caterpillar 401(k) Plan
4.2	Amendment to Caterpillar 401(k) Plan
23.1	Consent of PricewaterhouseCoopers LLP